EXHIBIT 10.1

September 10, 2018

PERSONAL AND CONFIDENTIAL

Mike Watson

Dear Mike,

I am pleased to offer you the position of Senior Vice President and Chief Customer Officer for Waste Management. In your new role, you will be reporting to the Chief Executive Officer effective October 1, 2018.

Please keep in mind that upon accepting this position, you acknowledge your voluntary agreement to terminate any prior verbal or written employment agreements you may have had with Waste Management, and to forgo any benefits contained therein.

The following are the new terms and conditions of your employment and these supersede any previous terms.  However, neither your new terms of employment nor anything in this letter shall alter your at-will status nor the terms of any previously executed Loyalty and Confidentiality Agreement.  Your signature in the space provided indicates your acceptance of our offer on these terms and conditions.

Base Salary: Your annualized salary will be Four Hundred Fifty Thousand Dollars ($450,000) payable in accordance with the Company’s standard payroll practice for salaried employees.  Your base salary will be subject to review on an annual basis and may be adjusted based on merit.

Annual Incentive (Bonus) Plan:  You will be eligible to participate in our Executive Incentive Plan (EIP), with a target of 75% of your base salary.  Eligibility, qualification, and calculation of any bonus are governed by the applicable Waste Management Incentive Compensation Plan and any payment is subject to the approval of the Compensation Committee of Waste Management’s Board of Directors.  The bonus, if any, will be paid in the year following the subject bonus year.

For 2018, your bonus will be prorated to reflect your base, bonus target and Area results in your current role and base, bonus target and Corporate results in this role.    To be eligible for a bonus, you must be employed through the end of the year in which the bonus is calculated.

Long Term Incentive Plans:  You will be eligible to participate in any long-term incentive plans that may be in place for similarly placed executives from time to time.  Currently, this plan consists of awards of stock options and performance share units, generally awarded annually.

The next award you would be eligible to receive (if deemed appropriate) will be distributed in early 2019.  Exclusively the provisions of the applicable incentive plan will govern the award, vesting and exercise of all incentive awards.

Vacation: Your vacation allowance will remain the same.

Benefits: Your benefit plan will remain the same.

Relocation:  You will be eligible for relocation benefits per the Company’s Senior Executive Relocation policy.

To be a world-class organization, it is our philosophy at Waste Management that we must have a solid foundation on which to build.  One of the most important parts of that foundation is our employees, and it is our goal to provide an environment of mutual trust and respect that will enable the continued growth and success of each member of our team.  With your professional capabilities and accomplishments, we believe you will be a great asset to the Senior Leadership Team.

Please acknowledge your acceptance of this offer, and the terms and conditions of your employment, by signing this letter.

If you have any questions, I can be contacted at (713) 394-2213.

Sincerely,

/s/ Jim Fish

Jim Fish

President and Chief Executive Officer

AGREED and ACCEPTED this 11th day of September, 2018

/s/ Michael Watson

Signature